Exhibit 99.1

News Release

Athene and Apollo Announce Transaction to Strengthen Strategic

Relationship and Eliminate Athene’s Multi-Class Share Structure

•	Apollo buying 18% incremental stake in Athene at a premium to increase alignment

•	7.5 million Athene shares for cash at $46.20 per share, representing a 10% premium

•	28.0 million Athene shares for a 7% equity stake in Apollo, representing $42.97 per share or a 2.3% premium

•	Athene converting to single-class share structure, increasing index eligibility and broadening investor appeal

•	Athene authorizing $600 million of incremental share repurchase capacity, funded in part from $1 billion of excess capital created by the transaction

•	Transaction expected to be modestly accretive to Athene’s adjusted operating earnings per share

•	Apollo has closed on $3 billion of capital commitments to date for Athene’s strategic capital vehicle (ACRA)

Pembroke, Bermuda and New York – October 28, 2019 – Athene Holding Ltd. (“Athene”) (NYSE: ATH), a leading retirement services company, and Apollo Global Management, Inc. (NYSE: APO), (together with its consolidated subsidiaries, “Apollo”) a leading global alternative investment manager, announced that the companies have signed an agreement that will serve to strengthen the strategic relationship and reinforce the alignment of interests between the two companies. The transaction includes a share exchange between Apollo and Athene, purchase by Apollo of Athene shares, and also eliminates Athene’s current multi-class share structure which the companies expect will significantly improve Athene’s index inclusion eligibility and expand Athene’s investor base.

Jim Belardi, Chairman and Chief Executive Officer of Athene, said, “Today’s announcement reflects the strength and strategic nature of our longstanding relationship with Apollo. After carefully reviewing Athene’s options to unlock value for shareholders, Athene and Apollo determined it is prudent to eliminate Athene’s multi-class share structure and make other enhancements to the companies’ mutually beneficial relationship. This transaction will remove a material impediment to additional index inclusion and strengthen our corporate governance profile by aligning voting rights with the economic interests of all shareholders. We believe the combination of these factors will greatly enhance Athene’s appeal to a much broader group of active and passive investors.”

Leon Black, Chairman and Chief Executive Officer of Apollo, said, “We are tremendously excited to be announcing this strategic transaction, which we believe will meaningfully enhance value for both Apollo and Athene shareholders. Athene and Apollo have developed a special and symbiotic relationship since Athene’s inception a decade ago. By nearly doubling our economic interest in Athene to approximately 35%, we are reinforcing the durability of our relationship, and enhancing the strong alignment between the two companies.”

Under the proposed terms and in connection with the transaction,

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Apollo’s operating group entities will acquire approximately 35.5 million common shares of Athene for approximately $1.55 billion, which is expected to increase economic ownership by Apollo and certain of its related parties and employees to approximately 35%. The acquisition by Apollo will consist of:

•	Approximately 7.5 million of Athene shares in exchange for $350 million of cash, valued at a price of $46.20 per share or a 10% premium to the closing market price on October 25, 2019; and,

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Approximately 28.0 million Athene shares sold at a 2.3% premium in exchange for an approximately 7% equity stake in Apollo’s operating group entities (approximately 29.2 million Apollo operating group units), valued at approximately $1.2 billion based on the closing market price of Apollo’s Class A common shares on October 25, 2019.

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Apollo and its operating group entities will enter into a lock-up on their existing and newly acquired shares of Athene for three years from the initial closing date. Athene will not have a lock-up on its Apollo operating group equity. Both companies view their investments as strategic in nature and intend to be long-term holders.

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The proposed transaction will add approximately $1.6 billion of capital for Athene, including approximately $1 billion of incremental excess capital. In connection with the transaction, Athene’s board of directors has approved an increase in the share repurchase authorization of $600 million of the company’s outstanding common shares. Athene expects to utilize the $350 million of cash proceeds from Apollo toward these repurchases. Since Athene commenced share repurchases in December 2018, it has repurchased 22.4 million shares in aggregate, representing $928 million of capital returned to shareholders.

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Athene’s bye-laws will be amended and restated to eliminate its multi-class share structure with all outstanding shares of Athene’s Class B Common Shares converted into shares of Class A Common Shares, and all outstanding Class M Common Shares converted into a combination of Class A Common Shares and warrants to purchase

Class A Common Shares. Eliminating Athene’s multi-class share structure increases alignment of interests between Apollo’s voting and economic interests in Athene, and is expected to remove material impediments for additional index inclusion, which should serve to increase Athene’s appeal to a broader group of active and passive investors.

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Pro forma for the proposed transaction (and assuming full utilization of the increased share repurchase authorization and taking into account the voting proxies described below), Apollo and certain of its related parties and employees are expected to control combined equity interests representing approximately 35% of the voting power and economic interests of Athene, as compared to the 45% voting power and approximately 17% economic interest that Apollo and certain of its related parties and employees hold today.

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For Athene, assuming utilization of the increased repurchase authorization and a total return for its Apollo holding in line with analyst consensus targets for dividend and stock price appreciation, the proposed transaction is expected to be approximately 1.5% accretive to Athene’s operating earnings per share in year one and approximately 1% dilutive to adjusted book value per share at closing.

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For Apollo, the proposed transaction is expected to be approximately neutral on a sum-of-the-parts valuation basis, and approximately 7% dilutive to Apollo’s Fee Related Earnings per share, as Athene currently does not pay a dividend. If Apollo were to also include its pro rata share of Athene’s adjusted operating earnings, the transaction would be meaningfully accretive to its earnings per share.

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There will be no immediate changes to the current Athene directors as a part of this proposed transaction. Apollo will have the right to nominate five directors to Athene’s 15-person board based on expected ownership at closing. The number of directors Apollo may nominate will be proportionate to Apollo’s operating group entities’ beneficial ownership of Athene.

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As part of the proposed transaction, Athene has agreed to grant Apollo, for a period of up to 180 days after the closing, the right to purchase additional Athene common shares if necessary in order for Apollo and certain related parties and employees to beneficially own, in total, at least 35% of the total Athene common shares outstanding, on a fully diluted basis. The price for any shares purchased pursuant to this right will be the market price for the Athene common shares based on the volume weighted average price for the 30 calendar days prior to the exercise of the right.

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In connection with the proposed transaction, certain members of Athene’s management have also agreed to give a voting proxy to an Apollo operating group entity for purposes of voting their Athene shares at any future shareholder meeting following the closing of the proposed transaction, subject to a customary fall-away.

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Apollo’s operating group entities will have the right in the future to acquire directly from Athene a number of shares that would result in Apollo and certain related parties and employees beneficially owning up to an additional 5% in the aggregate of Athene’s outstanding shares of common shares, pro forma for such issuance, at a price based on an agreed upon mechanism.

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Concurrent with the proposed transaction, Apollo announces $3 billion of total capital commitments raised to date for the Apollo/Athene Dedicated Investment Program (“ADIP”), a fund designed to participate directly alongside the growth of Athene and augment the company’s capital flexibility.

The board of directors of Athene established a special committee of disinterested directors to negotiate the transaction on Athene’s behalf. The special committee of disinterested members of Athene’s board of directors, and all of Athene’s disinterested directors have approved the transaction. Houlihan Lokey provided a fairness opinion to Athene’s board of directors. Athene will be seeking shareholder approval for the proposed transaction, and the proposed transaction is expected to be completed promptly after Athene’s shareholder approval is obtained and all required regulatory approvals are received. The completion of the proposed transaction is subject to customary closing conditions and regulatory approvals. In addition, the conflicts committee of Apollo’s board of directors and the executive committee of Apollo’s board of directors have approved the transaction. Lazard Frères & Co. served as financial advisor to the special committee of Athene’s board and Houlihan Lokey provided a fairness opinion. Barclays served as financial advisor to the conflicts committee of Apollo’s board.

Athene is represented by Sidley Austin LLP as legal counsel and the special committee of Athene’s board is represented by Latham & Watkins LLP. Apollo is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and the conflicts committee of Apollo’s board is represented by Simpson Thacher & Bartlett LLP.

Conference Call

Athene and Apollo will host a conference call at 9:00 a.m. ET on Monday, October 28, 2019 to discuss the transaction. A supplemental presentation discussing the transaction is available on the ir.athene.com and apollo.com/stockholders websites.

•	Live conference call: Toll-free at (866) 901-0811 (domestic) or +1 (346) 354-0810 (international)

•	Conference call replay available through November 9, 2019 at (800) 585-8367 (domestic) or +1 (404) 537-3406 (international)

•	Conference ID number: 9944415

•	Live and archived webcast available at ir.athene.com and apollo.com/stockholders

About Athene Holding Ltd.

Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed, fixed indexed and index-linked annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Athene had total assets of $139.0 billion as of June 30, 2019. Athene’s principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company and Athene Life Re Ltd., a Bermuda-domiciled reinsurer.

Further information about our companies can be found at athene.com.

About Apollo Global Management

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $312 billion as of June 30, 2019 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit apollo.com.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is being made in respect of the proposed transaction involving Athene, Apollo and Apollo’s operating group subsidiaries. The proposed transaction will be submitted to the stockholders of Athene for their consideration. In connection therewith, the parties intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement, which will be mailed to the stockholders of Athene. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, AS APPLICABLE, INVESTORS AND SECURITY HOLDERS OF ATHENE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Athene, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Athene will be available free of charge under the “Investors” section of Athene’s website located at http://www.athene.com or by contacting Athene’s Investor Relations Department at (441) 279-8531 or ir@athene.com.

Participants in the Solicitation

Athene and its directors, its executive officers and certain other members of Athene management and Athene employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Athene is set forth in Athene’s proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 22, 2019, its annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 27, 2019, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of Athene and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

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Athene Safe Harbor for Forward-Looking Statements

This press release contains, and certain oral statements made by Athene’s representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of Athene’s management and the management of Athene’s subsidiaries.

Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Forward-looking statements within this press release include, but are not limited to, discussion related to the issuance and exchange of common equity interests of Athene and Apollo and the benefits to be derived therefrom; amendments to Athene’s bye-law to eliminate Athene’s multi-class share structure; potential inclusion of Athene’s common shares in certain specified indices; and future financial performance. Factors that could cause actual results, events and developments to differ include, without limitation: Athene’s failure to obtain approval of the transaction by its shareholders or regulators; Athene’s failure to recognize the benefits expected to be derived from the transaction; unanticipated difficulties or expenditures relating to the transaction; disruptions of Athene’s current plans, operations and relationships with customers, suppliers and other business partners caused by the announcement and pendency of the transaction; legal proceedings, including those that may be instituted against Athene, Athene’s board of directors, Athene’s executive officers and others following announcement of the transaction; the accuracy of Athene’s assumptions and estimates; Athene’s ability to maintain or improve financial strength ratings; Athene’s ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of Athene’s reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the accuracy of Athene’s interpretation of the Tax Cuts and Jobs Act, litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; Athene’s ability to protect its intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for Athene’s operations; and other factors discussed from time to time in Athene’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018, and its quarterly report on Form 10-Q for the quarterly period ended June, 30, 2019, which can be found at the SEC’s website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Athene does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Apollo Safe Harbor for Forward Looking Statements Disclaimer

This press release contains forward looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, the issuance and exchange of common equity interest of Athene and Apollo and the benefits to be derived therefrom, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real asset funds, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2019 and its quarterly report on Form 10-Q filed with the SEC on August 6, 2019, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

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Contacts:

Athene Investor Contact	Apollo Investor Contact
Noah Gunn	Gary M. Stein
+1 441 279 8534	Apollo Global Management, Inc.
+1 646 768 7309	(212) 822-0467
ngunn@athene.com	gstein@apollo.com

Athene Media Contact	Apollo Media Contact
Karen Lynn	Charles Zehren
+1 441 279 8460	Rubenstein Associates, Inc. for Apollo Global Management, Inc.
+1 515 342 3910	(212) 843-8590
klynn@athene.com	czehren@rubenstein.com